As filed with the Securities and Exchange Commission on August 19, 2005.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Idenix Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	45-0478605
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
60 Hampshire Street
Cambridge, Massachusetts 02139
(617) 995-9800
(Address Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jean-Pierre Sommadossi, Ph.D.
Idenix Pharmaceuticals, Inc.
60 Hampshire Street
Cambridge, Massachusetts 02139
(617) 995-9800
(Name, Address Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Susan W. Murley, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000 Facsimile: (617) 526-5000	Andrea J. Corcoran, Esq. Executive Vice President, Legal and Administration Idenix Pharmaceuticals, Inc. 60 Hampshire Street Cambridge, Massachusetts 02139 (617) 995-9800 Facsimile: (617) 995-9801

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class	Aggregate	Registration
of Securities to be Registered(1)	Offering Price	Fee(2)

Common stock, par value $0.001 per share	$170,000,000	$20,009

(1)	There are being registered hereunder by the registrant such indeterminate number of shares of common stock as shall have a maximum aggregate offering price not to exceed $170,000,000, which includes $20,000,000 of common stock that may be sold from time to time pursuant to this registration statement by the selling stockholders.

(2)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) of the rules and regulations under the Securities Act with respect to the shares of common stock to be sold by the registrant and pursuant to Rule 457(c) of the rules and regulations under the Securities Act with respect to the shares of common stock to be sold by the selling stockholders.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), shall determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 19, 2005
$150,000,000
Common Stock
Offered by
$20,000,000
Common Stock
Offered by the Selling Stockholders

        We may from time to time issue up to an aggregate of $150,000,000 of common stock in one or more issuances. We may sell these securities to or through underwriters, directly to investors or through agents. This prospectus describes the general manner in which our common stock may be offered using this prospectus. We will provide you with specific terms of the offerings in one or more supplements to this prospectus.
      In addition, the selling stockholders may from time to time sell up to                      shares of common stock. In the prospectus supplement relating to any sales by the selling stockholders, we will identify the selling stockholders and the number of shares of our common stock that the selling stockholders will be selling. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.
      Our common stock is listed on the NASDAQ National Market under the symbol “IDIX.” The last reported sale price of our common stock on the NASDAQ National Market on August 18, 2005 was $23.37 per share.
       Investing in our common stock involves risk. See “RISK FACTORS” on page 4.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

      This prospectus may not be used to consummate sales of common stock unless it is accompanied by a prospectus supplement.
Prospectus dated August      , 2005.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, from time to time, we may sell common stock in one or more offerings up to a total dollar amount of $150,000,000 and the selling stockholders may sell up to                      shares of common stock in one or more offerings. This prospectus provides you with a general description of the common stock we and the selling stockholders may offer. Each time we or the selling stockholders offer shares of common stock, you will be provided with a prospectus supplement that will describe specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with the prospectus supplements, will include all material information relating to that offering.
      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or to buy only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
IDENIX PHARMACEUTICALS, INC.
Our Business
      Idenix is a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral and other infectious diseases. Since our inception in May 1998, our focus has been on the treatment of infections caused by hepatitis B virus, or HBV, hepatitis C virus, or HCV, and human immunodeficiency virus, or HIV. We believe that our product candidates will address limitations that may exist with currently approved therapies. Such limitations may include inadequate antiviral potency, the emergence of viral strains resistant to drug therapies and patient non-compliance resulting from drug-related adverse side effects and inconvenient dosing regimens. We believe that large market opportunities exist for improved treatments that address these limitations.
Product Candidates in Clinical Trials
      Each of our current product candidates is a nucleoside or nucleoside analog which is intended to have significant competitive advantages in one or more therapeutic areas, such as efficacy, safety, resistance profile or convenience of dosing, compared to currently approved treatments. Nucleosides and nucleoside analogs are classes of small molecule compounds that have a proven record of scientific development and commercial success as antiviral agents. Each of the product candidates that we are developing is selective and specific, may be administered orally once a day, and we believe may be used in combination with other therapeutic agents to improve clinical benefits.

Hepatitis B
      Our lead product candidate, telbivudine, is being evaluated for the treatment of chronic hepatitis B, an inflammatory liver disease associated with chronic HBV infection. Currently, we are evaluating telbivudine in the GLOBE study, an international phase III clinical trial being conducted in 20 countries in which more than 1,350 patients are enrolled. In accordance with the planned study design, we are utilizing one year treatment data from the GLOBE study in the preparation of a new drug application, or NDA, which we anticipate submitting to the U.S. Food and Drug Administration, or FDA, in late 2005 for marketing approval of telbivudine as an oral, once-a-day treatment of chronic hepatitis B. The one year treatment data demonstrates that the GLOBE study’s primary composite efficacy endpoint was reached. Submission of marketing applications in other countries throughout the world, including the submission to the European Medicines Agency, is expected in early 2006. Additionally, we are currently conducting and enrolling patients with decompensated liver disease in a second, 240-patient phase III clinical trial to provide additional data in support of the marketing applications for telbivudine.
      While we anticipate that telbivudine will successfully treat a majority of patients with chronic hepatitis B, treatment with more than one therapeutic agent may be required to successfully treat a subset of the HBV patient population. For patients who do not experience optimal early antiviral effects with single-agent therapy, we are developing a second HBV product candidate, valtorcitabine, which we believe may be effective in combination therapy with telbivudine. Currently, we are studying the combination of valtorcitabine with telbivudine in a phase IIb clinical trial that is designed to evaluate the safety of the combination treatment and determine whether the combination of valtorcitabine with telbivudine results in greater suppression of virus levels in blood serum than that which results from treatment with telbivudine alone.

Hepatitis C
      Similar to our HBV program, our HCV program is focused on the development of product candidates which, as single agents or in combination, are expected to offer significant improvements in safety, efficacy, resistance and convenience of dosing when compared to currently approved therapies. Our efforts are focused on the discovery of product candidates that we expect will be active against various strains of HCV, including the genotype 1 strain of HCV, which is responsible for more than 70% of hepatitis C infections in the U.S. and Japan and almost 65% of hepatitis C infections in Europe.
      Our lead hepatitis C product candidate, valopicitabine or NM283, is a nucleoside analog, that we are developing as a more effective alternative to ribavirin in a pegylated interferon-based treatment combinations.
      Currently, we are evaluating valopicitabine in a phase IIb clinical trial comparing the safety and efficacy of the combination of valopicitabine plus pegylated interferon to the current standard of care, ribavirin in combination with pegylated interferon. In this phase IIb clinical trial, we have completed enrollment of 190 patients infected with the genotype 1 strain of HCV who have previously failed at least three months of treatment with the combination of ribavirin and pegylated interferon, the current standard therapy. Based upon the results demonstrated to date, we currently anticipate initiation of a phase III clinical trial in this patient population in the first half of 2006.
      Additionally, we are have recently initiated a 48 week phase IIb clinical trial of valopicitabine in combination with pegylated interferon in patients infected with the genotype 1 strain of HCV who have not been previously treated for HCV infection. We anticipate enrolling 175 patients in this clinical trial, which is designed to assess safety and the dose related contribution of valopicitabine to the antiviral activity demonstrated by the combination regimen.
      In addition to valopicitabine, we are focused on the discovery of additional HCV product candidates that may be used in combination with valopicitabine or other drugs and, if successfully developed, could replace interferon in the combination therapy standard of care. We believe that successful development of two or more small molecule compounds that may be used in combination with other orally administered drugs will enable us to establish a franchise in this therapeutic area by offering treatments to the broadest possible hepatitis C patient population, including those patients that cannot be treated with interferon or those for whom drug-related adverse side effects and inconvenient dosing regimens reduce compliance.

HIV
      In addition to our HBV and HCV product candidates, we are also developing a product candidate from the class of compounds known as non-nucleoside reverse transcriptase inhibitors, or NNRTIs, for treatment of HIV. We believe that large market opportunities continue to exist for HIV drugs that address the limitations of currently approved therapies. We expect to file an investigational new drug application, or IND, and initiate phase I clinical trials in 2006.

Our Relationship with Novartis
      In May 2003, we entered into collaboration with Novartis Pharma AG, or Novartis, relating to the worldwide development and commercialization of our product candidates. Novartis paid us a license fee of $75 million for our lead HBV product candidates, telbivudine and valtorcitabine, agreed to provide development funding for these HBV product candidates and will make milestone payments which could total up to $35 million upon the achievement of regulatory approval milestones, as well as additional milestone payments based upon achievement of predetermined sales levels. Novartis also acquired an option to license our HCV product candidates, including valopicitabine, and other product candidates. If Novartis exercises its option to collaborate with us on valopicitabine, it would be required to provide development funding and pay us up to $525 million in license fees and regulatory milestone payments, as well as additional milestone payments based upon achievement of predetermined sales levels. In June 2004, we received from Novartis a $25 million milestone payment based upon results from our phase I clinical trial of valopicitabine. We will co-promote or co-market with Novartis in the United States, the United Kingdom, France, Germany, Italy and Spain all products Novartis licenses from us. Novartis has the exclusive right to promote and market these products in the rest of the world.
      Simultaneously, Novartis purchased approximately 54% of our outstanding capital stock from our stockholders for $255 million in cash, with an additional aggregate amount of up to $357 million contingently payable to these stockholders if we achieve predetermined development milestones relating to an HCV product candidate.
      As of August 15, 2005, Novartis and its affiliate, Novartis BioVentures Ltd., or Novartis BioVentures, which was an existing stockholder at the time of the Novartis stock purchase, collectively own approximately 57% of our outstanding common stock.
Concurrent Private Offerings of Common Stock to Novartis
      Pursuant to stock purchase rights held by Novartis, in connection with any offering by us of our common stock, Novartis has the right to purchase from us that number of shares of our common stock as is required to enable Novartis and its affiliates, other than Novartis BioVentures, Ltd., to maintain its percentage ownership in our company, after giving effect to the number of shares of common stock we sell in the offering. If Novartis exercises this right in connection with an offering by us, we expect to sell additional shares of our common stock to Novartis in a concurrent private offering on specific terms, and at a per share purchase price equal to the offering price, that will be described in supplements to this prospectus.
Company Information
      We are an early stage company. All of our product candidates are being evaluated in clinical trials or are in early stages of development. To date, we have not obtained regulatory approval for or commercialized any products. We have incurred significant losses since our inception in May 1998. We expect to incur annual operating losses over the next several years as we expand our drug discovery, development and commercialization efforts. We do not expect any of our product candidates, if successfully developed, to become commercially available prior to 2006.
      We are a Delaware corporation. Our principal offices are located at 60 Hampshire Street, Cambridge, Massachusetts 02139. The telephone number of our principal executive offices is 617-995-9800. Our Internet address is www.idenix.com. The information contained on our website is not incorporated by reference and should not be considered as part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.
      Unless otherwise stated, all references in this prospectus to “we”, “us,” “our,” “Idenix,” the “company” and similar designations refer to Idenix Pharmaceuticals, Inc. and its direct and indirect wholly-owned subsidiaries.
      Trademarks or service marks appearing in this prospectus are the property of their respective holders.

RISK FACTORS
      Investing in our securities involves risk. Please see the risk factors described in our Quarterly Report on Form 10-Q for the period ended June 30, 2005, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act, and Section 27A of the Securities Act of 1933, as amended, or Securities Act. For purposes of these statutes, any statement that is not a statement of historical fact may be deemed a forward-looking statement. For example, statements containing the words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “projects,” “will,” “would” and similar expressions may be forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements, including the factors referred to above under the caption “Risk Factors.” These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus. You should read these factors and the other cautionary statements made in this prospectus, any prospectus supplement and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement and in the documents incorporated by reference. We do not assume any obligation to update any forward-looking statements made by us.
USE OF PROCEEDS
      Unless we otherwise indicate in the applicable prospectus supplement, we currently expect to use the net proceeds we receive from the sale of our common stock for general corporate purposes, that may include:

•	working capital;

•	capital expenditures;

•	research and development expenditures;

•	sales and marketing expenditures, including those related to building a commercial operations infrastructure, and

•	acquisitions of new businesses, technologies or products that we believe complement or expand our business.
      Additional information on the use of net proceeds from the sale of the common stock we offer under this prospectus may be set forth in the prospectus supplement relating to the specific offering. Pending the use of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade and U.S government securities.
      We will not receive any of the proceeds from sales of common stock by the selling stockholders.

DESCRIPTION OF COMMON STOCK
      The following description, together with the additional information included in any applicable prospectus supplement, summarizes the material terms of the common stock that we and the selling stockholders may offer under this prospectus. For complete terms of our common stock, please refer to our restated certificate of incorporation and our and amended and restated by-laws, each as amended, which are incorporated by reference into the registration statement which includes this prospectus. The terms of our common stock may also be affected by the General Corporation Law of Delaware. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to our common stock, and the securities exchange, if any, on which the common stock will be listed.
      Our authorized capital stock consists of 60,000,000 shares of common stock, par value $0.001 per share. As of August 15, 2005, there were 48,252,792 shares of common stock outstanding, held by approximately 92 stockholders of record.
      Voting. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.
      Dividends. Holders of our common stock are entitled to receive proportionately any dividends as may be declared by our board of directors.
      Liquidation and Dissolution. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive proportionately our net assets available for distribution after the payment of all debts and other liabilities.
      Other Rights and Restrictions. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may, subject to stockholder approval, authorize, designate and issue in the future.
Registration Rights
      Subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such offering and our right to decline to effect such a registration if the anticipated aggregate offering price in such registration is below a minimum amount, the holders of 36,194,463 shares of our common stock are entitled, at our expense, to cause us to register or participate in a registration by us under the Securities Act of shares of our common stock held by such holders if we propose to register any of our common stock. The holders include:

•	Novartis and its affiliates; and

•	certain other holders of our common stock, collectively referred to in this section as the preference holders, which include the selling stockholders, each of whom which were former holders of our convertible preferred stock.
      In addition, pursuant to the amended and restated stockholders’ agreement among us, Novartis, the selling stockholders and other preference holders, dated as of July 27, 2004, or the stockholders’ agreement, Novartis, its affiliates and the preference holders will have registration rights, with regard to any shares of our capital stock they acquire pursuant to their respective rights under the stockholders’ agreement, including shares of our common stock purchased by Novartis in any concurrent private offering.

Stockholders’ Agreement
      Under the terms of the stockholders’ agreement, we:

•	granted Novartis, its affiliates and the preference holders rights to cause us to register, under the Securities Act, the shares of common stock owned by such stockholders as described above under the caption “Registration Rights”;

•	agreed to use our reasonable best efforts to nominate for election as a director at least two designees of Novartis for so long as Novartis and its affiliates own at least 35% of our voting stock and at least one designee of Novartis for so long as Novartis and its affiliates own at least 19.4% of our voting stock;

•	granted Novartis approval rights over a number of corporate actions that we or our subsidiaries may take as long as Novartis and its affiliates continue to own at least 19.4% of our voting stock; and

•	required that with certain limited exceptions, until May 8, 2008 unless terminated sooner under the terms of the amended and restated stockholders’ agreement, Novartis and its affiliates not acquire additional shares of our voting stock unless a majority of our independent directors approves or requests the acquisition.
Novartis’ Stock Purchase Rights
      Novartis has the right to purchase, at par value of $0.001 per share, such number of shares as is required to maintain its percentage ownership of our voting stock if we issue shares of common stock in connection with the acquisition or in-licensing of technology through the issuance of up to 5% of our common stock in any 24-month period. These purchase rights of Novartis remain in effect until the earlier of the date that Novartis and its affiliates own less than 19.4% of our voting stock or the date that Novartis becomes obligated to make contingent payments of $357,000,000 to those holders of the our stock who sold shares to Novartis on May 8, 2003.
      Additionally, if we issue any shares of our capital stock, other than in certain situations, Novartis has the right to purchase such number of shares required to maintain its percentage ownership of our voting stock for the same consideration per share paid by others acquiring our stock in such transaction.
Limitation of Liability and Indemnification
      Our restated certificate of incorporation, as amended, contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions provide that our directors will not have personal liability for monetary damages for any breach of fiduciary duty as a director, except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty. Further, our restated certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We also maintain directors’ and officers’ liability insurance. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is Computershare Investor Services.
NASDAQ National Market
      Our common stock is traded on the NASDAQ National Market under the symbol “IDIX.”
SELLING STOCKHOLDERS
      The shareholders named below may from time to time offer and sell pursuant to this prospectus and the applicable prospectus supplement up to an aggregate of                      shares of our common stock. The

following table provides information regarding the beneficial ownership of our common stock by the selling stockholders as of August 15, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares of our common stock. Generally, a person “beneficially owns” shares if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.
      The following table sets forth for the selling stockholders, the amount of our common stock beneficially owned, the number of shares of common stock offered hereby and the number of shares and percentage of outstanding common stock to be owned after completion of the sale of the maximum number of shares that may be offered under this prospectus. This table may be expanded or supplemented in prospectus supplements as new information becomes available to us. All information contained in the table below is based upon information provided to us by the selling stockholders, and we have not independently verified this information. Because the selling stockholders may sell all or a portion of common stock offered pursuant to this prospectus, we are not able to estimate the amount of shares that will be held by the selling shareholders after the completion of an offering.

Beneficial Ownership
			Maximum	After the Sale of the
	Beneficial Ownership		Number	Maximum Number
	as of August 15, 2005		of Shares	of Shares

Name and Address of Selling Stockholders	Shares	Percentage	To be Offered	Shares	Percentage

*	Represents beneficial ownership of less than one percent of common stock.
      The selling stockholders identified in the table above purchased shares of our preferred stock between 1998 and 2001. In May 2003, in connection with the consummation of our transaction with Novartis, our then outstanding preferred stock converted into shares of common stock. The selling stockholders, pursuant to the stockholders’ agreement have the right to include their shares of common stock in this registration statement, subject to our right, in some circumstances, to limit the number of shares to be included. Those holders who indicated their desire to exercise such rights in connection with an offering by us under this prospectus and any supplement hereto are indicated in the above table as selling stockholders. Please see “Description of Common Stock — Registration Rights” above.
PLAN OF DISTRIBUTION
      We may sell our common stock through underwriters or dealers, through agents, or directly to one or more purchasers. The accompanying prospectus supplement will describe the terms of the offering of our common stock, including:

•	the name or names of any underwriters;

•	the purchase price of our common stock being offered and the proceeds we will receive from the sale;

•	any over-allotment options pursuant to which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.
      If underwriters are used in the sale, they will acquire the common stock for their own account and may resell the common stock from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of the sale. The obligations of the underwriters to purchase the common stock will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the shares of common stock offered by the prospectus supplement. We may change from time to time the public offering price and any discounts or concessions allowed or reallowed or paid to dealers. We may use underwriters with whom we have a material relationship. We will describe such relationships in the prospectus supplement naming the underwriter and the nature of any such relationship.
      We may sell common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of common stock, and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.
      We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.
      Rules of the SEC may limit the ability of any underwriters to bid for or purchase shares of common stock before the distribution of the shares of common stock is completed. However, underwriters may engage in the following activities in accordance with applicable rules:

•	Stabilizing transactions. Underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•	Over-allotments and syndicate covering transactions. Underwriters may sell more shares of our common stock than the number of shares that they have committed to purchase in any underwritten offering. This over-allotment creates a short position for the underwriters. This short position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in any underwritten offering. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in the offering.

•	Penalty bids. If underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from other underwriters and selling group members who sold those shares as part of the offering.
      Similar to other purchase transactions, an underwriter’s purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of shares if it discourages resales of the shares.
      If commenced, the underwriters may discontinue any of the activities at any time. Any underwriters who are qualified market makers on the NASDAQ National Market may engage in passive market making transactions in the common stock on the NASDAQ National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.
      In compliance with guidelines of the National Association of Securities Dealers, or NASD, the maximum consideration or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.
VALIDITY OF THE SHARES
      The validity of the common stock offered hereby will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts. Ambassador Charlene Barshefsky, a member of our board of directors from June 2002 to May 2005, is a senior partner in the law firm of Wilmer Cutler Pickering Hale and Dorr LLP.
EXPERTS
      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements, registration statements and other information with the SEC. You may find, read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room. For further information on the operation of the Public Reference Room, please call the SEC at 1-800-SEC-0330. Additionally, you may review our electronically filed reports, proxy and other information statements on the SEC’s web site at http://www.sec.gov or on our web site at http://www.idenix.com. The information contained on our website is not a part of this prospectus.
      Our common stock is listed for trading on the NASDAQ National Market. You can read and copy SEC reports and other information concerning us at the offices of the NASD located at 1735 K Street, Washington, D.C. 20006.
      This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s website.
INFORMATION INCORPORATED BY REFERENCE
      The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.
      We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

•	our Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC on March 17, 2005;

•	our Amendment No. 1 to Form 10-K for the year ended December 31, 2004, as filed with the SEC on May 2, 2005;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, as filed with the SEC on May 4, 2005;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, as filed with the SEC on August 3, 2005;

•	our Current Reports on Form 8-K, as filed with the SEC on February 24, 2005, March 4, 2005, April 20, 2005, May 18, 2005, June 13, 2005 and July 28, 2005;

•	our definitive Proxy Statement on Schedule 14A, as filed with the SEC on May 25, 2005 in connection with our 2005 Annual Meeting of Stockholders;

•	all our filings pursuant to the Exchange Act after the date of filing of the initial registration statement and prior to the effectiveness of the registration statement; and

•	the description of our common stock contained in our registration statement on Form 8-A, as filed with the SEC on June 16, 2004 under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating that description.
      You may request, orally or in writing, a copy of the documents which are incorporated by reference, which will be provided to you at no cost by contacting:

Idenix Pharmaceuticals, Inc.
60 Hampshire Street
Cambridge, Massachusetts 02139
Attention: Investor Relations Department
(617) 995-9800

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized any other person to provide you with different information. You should not assume that the information appearing in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. This prospectus is not an offer or solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution
      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the registration of the common stock being registered hereby, all of which will be borne by Idenix. All amounts are estimates except the SEC registration fee.

SEC registration fee	$20,009
Legal fees and expenses	100,000
Accounting fees and expenses	50,000
Printing and engraving fees	50,000
Blue Sky fees and expenses	5,000
Transfer agent and registrar fees	10,000
Miscellaneous fees and expenses	14,991

Total	$250,000

Item 15.	Indemnification of Directors and Officers
      Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually or reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
      Our restated certificate of incorporation states that our directors will not have personal liability for monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty. We also carry liability insurance covering each of our directors and officers.

Item 16.	Exhibits
      See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-3, which Exhibit Index is incorporated herein by reference.

Item 17.	Undertakings
      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described herein or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act o 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
      The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, The Commonwealth of Massachusetts, on August 19, 2005.

IDENIX PHARMACEUTICALS, INC.

By:	/s/ Jean-Pierre Sommadossi

Jean-Pierre Sommadossi
Chairman and Chief Executive Officer
POWER OF ATTORNEY
      We, the undersigned officers and directors of Idenix Pharmaceuticals, Inc. hereby severally constitute and appoint Jean-Pierre Sommadossi, David A. Arkowitz and Andrea J. Corcoran and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Idenix Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dated indicated.

Signature	Title	Date

/s/ Jean-Pierre Sommadossi Jean-Pierre Sommadossi	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	August 19, 2005

/s/ David A. Arkowitz David A. Arkowitz	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	August 19, 2005

/s/ Charles W. Cramb Charles W. Cramb	Director	August 19, 2005

/s/ Thomas Ebeling Thomas Ebeling	Director	August 19, 2005

/s/ Pamela Thomas-Graham Pamela Thomas-Graham	Director	August 19, 2005

Signature	Title	Date

/s/ Wayne T. Hockmeyer Wayne T. Hockmeyer	Director	August 19, 2005

/s/ Thomas R. Hodgson Thomas R. Hodgson	Director	August 19, 2005

/s/ Robert Pelzer Robert Pelzer	Director	August 19, 2005

/s/ Denise Pollard-Knight Denise Pollard-Knight	Director	August 19, 2005

Exhibit Index

				Incorporated by Reference to

Exhibit			Filed			Original
No.		Description	Herewith	Form	SEC Filing Date	Exhibit Number

1	.1*	Form of Equity Underwriting Agreement

3.1		Restated Certificate of Incorporation		S-1 File No. 333-111157	12/15/2003	3.1

3.2		Certificate of Amendment of Restated Certificate of Incorporation		10-Q File No. 000-49839	08/26/2004	3.1

3.3		Amended and Restated By-laws		10-Q File No. 000-49839	08/26/2004	3.2

4.1		Specimen certificate of the registrant’s common stock		S-1 Amendment No. 2 File No. 333-111157	01/27/2004	4.1

5	.1**	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

23.1		Consent of Pricewaterhouse Coopers LLP	X

23	.2**	Consent of Wilmer Cutler Pickering Hale and Dorr LLP is included in Exhibit 5.1 attached hereto.

24.1		Power of Attorney is included on the signature pages hereto.	X

*	To be filed as an exhibit to a Current Report on Form 8-K of the registrant and incorporated herein by reference.

**	To be filed by amendment.